Exhibit 10.37

CHANGE OF CONTROL AGREEMENT

155 E Tropicana LLC, Dba Hooters Casino Hotel (THE COMPANY) and Deborah Pierce (DP) hereby amend the previous agreement dated January 31st, 2005 regarding the employment relationship between THE COMPANY and DP.

DP is currently employed by THE COMPANY as Chief Financial Officer of the Hooters Casino Hotel at the current annual salary of $162,750, which may be adjusted by THE COMPANY in its sole discretion. As such, DP is an at-will employee of THE COMPANY and may be terminated at any time for any reason by THE COMPANY, subject only to the terms in the January 31st, 2005 agreement. However in the event of a change of control of THE COMPANY, as defined below, the following provisions apply:

Change of Control

For purposes of this agreement, a change of control occurs upon the successful sale of the majority of the current membership interests in 155 to Nth Advisory Group, and the current Management Board no longer has majority control of 155, as contemplated by the Revised Letter of Intent executed on March 14th 2007 by 155, HG Casino Management Inc., EW Common LLC and Nth Advisory Group LLC, and any subsequent Purchase and Sale Agreement that may be executed between those parties. This agreement is void unless a change of control occurs by April 30th, 2008.

As of the date of a change of control, this agreement supersedes the previous agreement dated January 31st, 2005, which will be rendered null and void. If DP is employed by THE COMPANY at the time of a change in control, DP will be entitled to a change of control bonus equal to ½ of her then current annual salary. In addition, in the event DP is terminated without cause by THE COMPANY or its successors and assigns within 6 months after such change of control, she will be entitled to an additional amount equal to 6 months salary less any amounts (exclusive of the change of control bonus) paid to her by THE COMPANY from the change in control up to the time of termination, on the condition that DP continue to assist THE COMPANY in finalizing THE COMPANYS books and records for a reasonable period. In no event will the total amount paid to DP exceed 12 months salary at the rate in effect as of the date of change of control.

If DP resigns at any time, is terminated for any reason prior to a change of control, or is terminated for cause after a change of control, she is not entitled to any compensation under this agreement.

For Cause Termination

THE COMPANY may terminate this agreement and all of its obligations hereunder upon occurrence of any of the following events:  (a) DP’s material breach of this Agreement; (b) DP’s failure or inability to perform her duties within the expectations of THE COMPANY; (c) DP’s conviction of a felony or any other crime involving moral turpitude or dishonesty which, in the good faith opinion of THE COMPANY, would impair DP’s ability to perform her duties or the business reputation of THE COMPANY;

CHANGE OF CONTROL AGREEMENT

(d) DP’s failure or refusal to comply with the policies of THE COMPANY, standards or regulations; (e) DP’s unauthorized disclosure of trade secrets and/or other confidential business information of THE COMPANY; (f) DP’s breach of her duty of loyalty; (g) DP’s act of fraud, misrepresentation, theft or embezzlement or the misappropriation of assets of THE COMPANY; or (h) DP’s failure to secure and/or maintain her required licenses by government agencies with jurisdiction over the business of THE COMPANY.

Deborah Pierce		155 East Tropicana LLC

By:	/s/ Deborah J. Pierce	By:	/s/ Gary A. Gregg

Dated:	March 22, 2007	It’s:	Chief Operating Officer

		Dated:	March 23, 2007